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                DISABILITY REINSURANCE MANAGEMENT SERVICES, INC.



                                        January 18, 2001

Lisa O. Hansen
429 Old Ocean House Road
Cape Elizabeth, ME 04107

         Re:      Mutually Agreed Termination of Employment Agreement

Dear Lisa:

         This is to confirm the agreement we have reached concerning the mutually agreed-upon termination of your employment by Disability Reinsurance Management Services, Inc. (the "Company") and CORE, INC. ("CORE").

         We have agreed that pursuant to your amended Employment Agreement, effective April 1, 2001 (or such later date if mutually agreed) (the "Severance Date"), your employment shall be terminated without Cause. Pursuant to Section 8(e) of the amended Employment Agreement, without limitation, the Company will pay to you severance payments comprised of salary ($228,000 per annum or, if higher, the salary in effect on the Severance Date) and health care and dental benefits continuing for 12 months beginning the Severance Date. In connection with this mutually agreed-upon termination without Cause, effective the Severance Date your resignation from all your positions (including directorships) with the Company, CORE and all CORE's subsidiaries will be effective.

         Additionally, we have agreed that a "Change in Control" (as defined in the Employment Agreement and as defined in all your stock option agreements) shall be deemed to have occurred if on or before the Severance Date CORE has signed a written term sheet or agreement with another party which provides for a "Change in Control" of CORE at some later date and CORE publicly announces such proposed Change in Control, and accordingly, in such event, (1) consistent with
Section 8(f) of the amended Employment Agreement, the 12 month severance benefits shall be extended to 18 months (subject to the offset during the final 6 months as described in Section 8(f) of the amended Employment Agreement) and
(2) consistent with the terms of your stock option agreements, all unvested options shall be fully vested and exercisable.

         Through the Severance Date you shall retain all your titles and positions with the Company and CORE. After the Severance Date and while you are receiving severance payments from the Company, upon CORE's or the Company's reasonable request, you agree to be reasonably available to CORE and the Company to answer questions and provide information, including assistance in the due diligence process, and assistance with litigation or disputes with which you have knowledge. The Company and CORE acknowledge that your other commitments, including personal commitments, may take priority over your assistance to CORE and the

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Company. The compensation payable to you by the Company or CORE for such assistance shall be mutually agreed to prior to your rendering such assistance.

         In connection with this mutually-agreed upon termination of employment you also re-affirm the covenants set forth in Section 9 (Covenant Not to Compete; Non-Solicitation; Confidential Information) of the Employment Agreement.

         Please sign this letter agreement in the space provided below to evidence your acceptance and agreement with the foregoing.

                                        Sincerely,

                                        DISABILTY RESINSURANCE MANAGEMENT
                                        SERVICES, INC.


                                        By: /s/ Michael D. Lachance
                                           -------------------------------------
                                        Title: President



                                        CORE, INC.


                                        By: /s/ George C. Carpenter IV
                                           -------------------------------------
                                            George C. Carpenter IV
                                            Chairman and Chief Executive Officer

Accepted and agreed to.


/s/ Lisa O. Hansen
-------------------------------------
Lisa O. Hansen